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                                                                    EXHIBIT 8(a)
                         OPINION OF SLAUGHTER AND MAY

                       [Letterhead of Slaughter and May]


                                                              September 30, 1999

Wal-Mart Stores, Inc.
702 S.W. 8th Street
Bentonville
Arkansas 72716

Ladies and Gentlemen:

We have acted as special United Kingdom tax counsel to Wal-Mart Stores, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration of the offer and sale of 1,138,516 shares of the Company's common stock, $.10 par value per share (the "Shares"), pursuant to options granted from time to time pursuant to The ASDA Colleague Share Ownership Plan 1999 (the "Options") and the exercise of the Options. The offer and sale of the Shares are being registered pursuant to a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about September 30, 1999.

Our representation of the Company has been limited to a review of the discussions under the captions "What are the tax consequences to you upon your receipt of an option under the United Kingdom's tax laws?" and "What are the tax consequences of exercising your options under the United Kingdom's tax laws?" to appear in the prospectus to be provided under the Registration Statement in connection with the offer and sale of the Shares pursuant to the Options, the text of which discussions is attached to this opinion as Exhibit A (the "Tax Discussions"). We are of the opinion that the Tax Discussions fairly summarise the material income tax consequences under the laws of the United Kingdom to the holders of the Options upon the grant and the exercise of the Options.

This opinion is based on the laws of the United Kingdom as in effect on the date of this opinion. Those laws are subject to change, possibly retroactively. A change in law could materially affect the income tax consequences under the laws of the United Kingdom for the holders of the Options.

This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is given to you for use in connection with the filing of the Registration Statement. It may not be relied upon by any other person or used for any other purpose and neither its contents nor its existence may be disclosed without our written consent except for the purposes of filing the Registration Statement.

Yours faithfully,

/s/ Slaughter and May

Slaughter and May
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                                   Exhibit A

                              The Tax Discussions

What are the tax consequences to you upon your receipt of an option under the United Kingdom's tax laws? You will not realize any taxable income upon receiving an option under the plan.

What are the tax consequences of exercising your options under the United Kingdom's tax laws? Your options will be deemed "approved options" for the purposes of the United Kingdom's tax laws. You will incur an income tax charge upon the exercise of an option under the plan if:

     .  you exercise your option within three years of the date of its grant; or

     . you exercise your option within three years of a previous exercise of an approved option (other than an option granted under an approved savings-related share option scheme) in a tax efficient manner.

     This income tax charge will be calculated based on the difference between the market value of the Wal-Mart stock you receive determined as of the date of exercise of the option and the exercise price. Otherwise, you will not incur any income tax liability upon your exercise of an approved option.

     Income tax on the exercise of your option will not be deducted at source under PAYE. You will need to declare this on your tax return for the tax year in which the options are exercised. You must notify the Inland Revenue (the Inspector of Taxes for your tax district) even if you do not automatically receive a tax return, and you may need to request a self-assessment form and submit it to the Inland Revenue. We strongly recommend that you plan ahead and set aside sufficient money to pay this assessment when it becomes due.